Exhibit 99.1

MRC Global Announces Full Year and Fourth Quarter 2020 Results

Full Year 2020:	Fourth Quarter 2020:
Sales of $2,560 million	Sales of $579 million
Net loss attributable to common stockholders of ($298) million	Net loss attributable to common stockholders of ($11) million
Adjusted Gross Profit of 19.7%	Adjusted Gross Profit of 19.7%
Adjusted EBITDA of $97 million	Adjusted EBITDA of $22 million
Cash Flow from Operations $261 million	Cash Flow from Operations of $83 million
Net debt of $264 million, a reduction of 49%
Total available liquidity of $551 million

Houston, TX – February 11, 2021 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and other infrastructure products and services to the energy industry, today announced full year and fourth quarter 2020 results.

The company’s sales were $579 million for the fourth quarter of 2020, which was 1% lower than the third quarter of 2020 and 24% lower than the fourth quarter of 2019. Sequential sales were essentially flat as both the gas utilities and upstream production sectors experienced growth, offset by declines in the midstream pipeline and downstream and industrial sectors. The international segment also experienced growth on a sequential basis. As compared to the fourth quarter of 2019, the decline in sales was across all sectors and segments, with the exception of the gas utilities segment, which experienced significant growth.

Net loss attributable to common stockholders for the fourth quarter of 2020 was ($11) million, or ($0.13) per diluted share, as compared to a net loss of ($30) million, or ($0.37) per diluted share in the fourth quarter of 2019. Please refer to the reconciliation of adjusted net income (loss) (a non-GAAP measure) to net income (loss) (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “Overcoming enormous challenges in 2020, I am proud of our MRC Global team for staying focused and executing our strategy for long-term shareholder value. We exceeded all the targets we set for 2020 including generating $261 million of cash from operations and reducing our net debt by almost half to $264 million, with a leverage ratio of 2.7 times. We ended the year with $119 million in cash and our term loan does not mature until 2024. We set a new record for adjusted gross margins in 2020 achieving 19.7% for the year. We also reduced our normalized operating costs by $113 million in 2020, with a majority of these structural, positioning the company well for higher incremental margins going forward. I am also very happy that despite the challenges of the pandemic, we stayed focused on our employee safety and finished the year with the best recorded safety performance in our history. As the oil and gas market recovers, we are well-positioned with a great team, $551 million in liquidity and a lean cost structure that will allow us to take full advantage of the opportunities ahead.

“Next week, MRC Global celebrates a significant milestone, our 100-year anniversary, an achievement few can claim. It is just the beginning however, and we look forward to remaining the leading global PVF distributor to the oil and gas industry providing world-class supply chain solutions for our customers, creating new opportunities for our employees and generating superior returns for our shareholders.” Mr. Lane added.

MRC Global’s fourth quarter 2020 gross profit was $90 million, or 15.5% of sales, as compared to gross profit of $131 million, or 17.1% of sales, in the fourth quarter of 2019. Gross profit for the fourth quarter of 2020 and 2019 each reflect expense of $1 million in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. Gross profit for the fourth quarter of 2020 and 2019 was also negatively impacted by $12 million and $5 million of pre-tax charges related to the non-cash write-off of excess and obsolete inventory, respectively. Adjusted gross profit, which excludes these items as well as others, was 19.7% in both the fourth quarter of 2020 and 2019. Please refer to the reconciliation of adjusted gross profit (a non-GAAP measure) to gross profit (a GAAP measure) included in this release.

Selling, general and administrative (SG&A) expenses were $97 million, or 16.8% of sales, for the fourth quarter of 2020 compared to $141 million, or 18.4% of sales, for the same period of 2019. SG&A expenses for the fourth quarter of 2020 and 2019 include $2 million and $4 million of pre-tax severance and restructuring charges. SG&A expenses for the fourth quarter of 2020 also include $1 million of pre-tax sub-lease income.

For the three months ended December 31, 2020, the income tax benefit was ($2) million on a ($7) million pre-tax loss resulting in an effective tax rate of 29%. The company's rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes and differing foreign income tax rates. For the three months ended December 31, 2019, the income tax expense was $5 million on a ($19) million pre-tax loss. This was due primarily to losses incurred in foreign jurisdictions with no corresponding tax benefit and additional taxes related to changes in tax regulations.

Adjusted EBITDA was $22 million in the fourth quarter of 2020 compared to $23 million for the same period in 2019. Please refer to the reconciliation of non-GAAP measures (adjusted EBITDA) to GAAP measures (net income) in this release.

Sales by Segment

U.S. sales in the fourth quarter of 2020 were $448 million, down $160 million, or 26%, from the same quarter in 2019. Gas utilities' sector sales were up $38 million or 21% as many customers increased spending in the fourth quarter, which is uncommon compared to historical trends, due to a budget catch-up from lower spending earlier in the year related to pandemic restrictions. Downstream and industrial sector sales declined by $68 million, or 36%, as critical turnarounds were completed but overall spending was reduced in response to lower demand created by the pandemic. Upstream production sector sales declined $77 million, or 55%, as a result of reduced spending from the pandemic and a 57% reduction in well completions. Midstream pipeline sector sales declined $53 million, or 51%, primarily due to less customer spending as projects were canceled or delayed associated with reduced demand for infrastructure as production declined.

Canadian sales in the fourth quarter of 2020 were $23 million, down $20 million, or 47%, from the same quarter in 2019 driven by the upstream sector, which was adversely affected by the pandemic and associated reduced demand.

International sales in the fourth quarter of 2020 were $108 million, down $7 million, or 6%, from the same period in 2019 driven primarily by weaker demand in the upstream sector from the impact of the pandemic particularly in the Middle East and Norway. Stronger foreign currencies relative to the U.S. dollar favorably impacted sales by $5 million.

Sales by Sector

Gas utilities sales in the fourth quarter of 2020 were $217 million, or 37% of total sales, up $37 million, or 21%, from the fourth quarter of 2019 due primarily to the U.S. segment, as described above.

Downstream and industrial sales in the fourth quarter of 2020 were $174 million, or 30% of total sales, down $70 million, or 29%, from the fourth quarter of 2019 due primarily to the U.S. segment, as described above.

Upstream production sales in the fourth quarter of 2020 were $126 million, or 22% of total sales, down $98 million, or 44%, from the fourth quarter of 2019. The decrease in upstream sales was across all geographic segments, as described above.

Midstream pipeline sales in the fourth quarter of 2020 were $62 million, or 11% of total sales, down $56 million, or 47%, from the fourth quarter of 2019 due primarily to the U.S. segment, as described above.

Balance Sheet and Cash Flow

Cash balances were $119 million at December 31, 2020. Debt, net of cash, was $264 million and excess availability under the company’s asset-based lending facility was $432 million as of December 31, 2020. Cash provided by operations was $83 million in the fourth quarter of 2020 resulting in $261 million of cash provided by operations in 2020. Free cash flow (cash provided by operations less capital expenditures less preferred stock dividends) was $226 million in 2020. The company believes MRC Global’s liquidity position of $551 million is sufficient to support the business and capital needs of the company.

COVID-19 Pandemic Impact

The COVID-19 pandemic and related mitigation measures have created significant volatility and uncertainty in the oil and gas industry. Oil demand has significantly deteriorated as a result. The unparalleled demand destruction has resulted in lower spending by our customers and reduced demand for the company’s products and services. Although we have seen a modest improvement in oil demand, uncertainty exists as to when a more significant recovery will occur.

As a critical supplier to the global energy infrastructure and an essential business, the company has remained operational with no closures to any facilities. Our office staff initially worked from home as the pandemic began but has returned to the office in varying degrees depending on the stage of the pandemic at each locality. As of February 2, 2021, the company had 10 active COVID-19 illnesses reported, which is 0.4% of our global workforce. MRC Global has implemented various safety measures for employees working in the company’s facilities and implemented remote working for those whose jobs permit it. MRC Global is committed to a safe working environment for all employees and is constantly monitoring its response in the locations where the company operates.

From a supply chain perspective, given the company’s inventory position and the reduced demand, the company has fulfilled orders with little disruption.

Conference Call

The company will hold a conference call to discuss its fourth quarter and full year 2020 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 12, 2021. To participate in the call, please dial 412-902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through February 26, 2021 and can be accessed by dialing 201-612-7415 and using pass code 13714607#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry, based on sales. Through approximately 230 service locations worldwide, approximately 2,600 employees and with 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream production, midstream pipeline, gas utility and downstream and industrial. MRC Global manages a complex network of over 200,000 SKUs and over 10,000 suppliers simplifying the supply chain for approximately 12,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “look forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; U.S. and international general economic conditions; the company's ability to compete successfully with other companies in MRC Global's industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company's suppliers; the company's lack of long-term contracts with most of its suppliers; suppliers' price reductions of products that the company sells, which could cause the value of the company's inventory to decline;  decreases in steel prices, which could significantly lower MRC Global's profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company's lack of long-term contracts with many of its customers and the company's lack of contracts with customers that require minimum purchase volumes;  changes in the company's customer and product mix;  risks related to the company's customers' creditworthiness; the success of the company's acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company's business and whether these acquisitions will yield their intended benefits; the company's significant indebtedness;  the dependence on the company's subsidiaries for cash to meet its obligations;  changes in the company's credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; significant substitution of alternative fuels for oil and gas; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company's insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; adverse health events such as a pandemic; interruption in the proper functioning of the company's information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of the company’s goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company's intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	December 31,	December 31,
	2020	2019

Assets
Current assets:
Cash	$119	$32
Accounts receivable, net	319	459
Inventories, net	509	701
Other current assets	19	26
Total current assets	966	1,218

Long-term assets:
Operating lease assets	200	186
Property, plant and equipment, net	103	138
Other assets	19	19

Intangible assets:
Goodwill, net	264	483
Other intangible assets, net	229	281
	$1,781	$2,325

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$264	$357
Accrued expenses and other current liabilities	94	91
Operating lease liabilities	37	34
Current portion of long-term debt	4	4
Total current liabilities	399	486

Long-term liabilities:
Long-term debt, net	379	547
Operating lease liabilities	187	167
Deferred income taxes	70	91
Other liabilities	41	37

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 106,315,296 and 105,624,750 issued, respectively	1	1
Additional paid-in capital	1,739	1,731
Retained deficit	(781)	(483)
Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(234)	(232)
	350	642
	$1,781	$2,325

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019

Sales	$579	$766	$2,560	$3,662
Cost of sales	489	635	2,129	3,009
Gross profit	90	131	431	653

Selling, general and administrative expenses	97	141	449	550
Goodwill and intangible asset impairment	-	-	242	-
Operating (loss) income	(7)	(10)	(260)	103

Other (expense) income:
Interest expense	(6)	(9)	(28)	(40)
Other, net	6	-	5	3

(Loss) income before income taxes	(7)	(19)	(283)	66
Income tax (benefit) expense	(2)	5	(9)	27
Net (loss) income	(5)	(24)	(274)	39
Series A preferred stock dividends	6	6	24	24
Net (loss) income attributable to common stockholders	$(11)	$(30)	$(298)	$15

Basic (loss) earnings per common share	$(0.13)	$(0.37)	$(3.63)	$0.18
Diluted (loss) earnings per common share	$(0.13)	$(0.37)	$(3.63)	$0.18
Weighted-average common shares, basic	82.1	81.8	82.0	83.0
Weighted-average common shares, diluted	82.1	81.8	82.0	83.9

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended
	December 31,	December 31,
	2020	2019

Operating activities
Net (loss) income	$(274)	$39
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	20	21
Amortization of intangibles	26	42
Equity-based compensation expense	12	16
Deferred income tax benefit	(21)	(5)
Amortization of debt issuance costs	1	1
Decrease in LIFO reserve	(19)	(2)
Goodwill and intangible asset impairment	242	-
Lease impairment and abandonment	14	-
Inventory-related charges	46	5
Provision for credit losses	2	2
Gain on sale leaseback	(5)	-
Other non-cash items	(3)	5
Changes in operating assets and liabilities:
Accounts receivable	141	127
Inventories	173	95
Other current assets	7	10
Accounts payable	(98)	(79)
Accrued expenses and other current liabilities	(3)	(35)
Net cash provided by operations	261	242

Investing activities
Purchases of property, plant and equipment	(11)	(18)
Proceeds from the disposition of property, plant and equipment	30	1
Other investing activities	-	1
Net cash provided by (used in) investing activities	19	(16)

Financing activities
Payments on revolving credit facilities	(819)	(1,145)
Proceeds from revolving credit facilities	658	1,016
Payments on long-term obligations	(6)	(4)
Purchases of common stock	-	(75)
Dividends paid on preferred stock	(24)	(24)
Repurchases of shares to satisfy tax withholdings	(4)	(6)
Net cash used in financing activities	(195)	(238)

Increase (decrease) in cash	85	(12)
Effect of foreign exchange rate on cash	2	1
Cash beginning of year	32	43
Cash end of year	$119	$32

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
December 31,

	U.S.	Canada	International	Total
2020
Gas utilities	$216	$1	$-	$217
Downstream & industrial	119	3	52	174
Upstream production	63	17	46	126
Midstream pipeline	50	2	10	62
	$448	$23	$108	$579
2019
Gas utilities	$178	$2	$-	$180
Downstream & industrial	187	4	53	244
Upstream production	140	32	52	224
Midstream pipeline	103	5	10	118
	$608	$43	$115	$766

Year Ended
December 31,

	U.S.	Canada	International	Total
2020
Gas utilities	$821	$11	$-	$832
Downstream & industrial	566	15	205	786
Upstream production	329	89	182	600
Midstream pipeline	307	13	22	342
	$2,023	$128	$409	$2,560
2019
Gas utilities	$841	$16	$-	$857
Downstream & industrial	854	22	229	1,105
Upstream production	723	162	222	1,107
Midstream pipeline	538	26	29	593
	$2,956	$226	$480	$3,662

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2020	2019	2020	2019
Line pipe	$65	$92	$308	$560
Carbon fittings and flanges	76	109	340	565
Total carbon pipe, fittings and flanges	141	201	648	1,125
Valves, automation, measurement and instrumentation	216	309	1,018	1,434
Gas products	138	126	517	551
Stainless steel and alloy pipe and fittings	32	42	128	177
General products	52	88	249	375
	$579	$766	$2,560	$3,662

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	December 31,	Percentage	December 31,	Percentage
	2020	of Revenue	2019	of Revenue*

Gross profit, as reported	$90	15.5%	$131	17.1%
Depreciation and amortization	5	0.9%	5	0.7%
Amortization of intangibles	6	1.0%	9	1.2%
Increase in LIFO reserve	1	0.2%	1	0.1%
Inventory-related charges (1)	12	2.1%	5	0.7%
Adjusted Gross Profit	$114	19.7%	$151	19.7%

	Year Ended
	December 31,	Percentage	December 31,	Percentage
	2020	of Revenue	2019	of Revenue*

Gross profit, as reported	$431	16.8%	$653	17.8%
Depreciation and amortization	20	0.8%	21	0.6%
Amortization of intangibles	26	1.0%	42	1.1%
Decrease in LIFO reserve	(19)	(0.7)%	(2)	(0.1)%
Inventory-related charges (1)	46	1.8%	5	0.1%
Adjusted Gross Profit	$504	19.7%	$719	19.6%

Notes to above:

*	Does not foot due to rounding
(1)

In the fourth quarter of 2020, $12 million of non-cash charges (pre-tax) recorded for excess and obsolete inventory recorded in cost of goods sold; $9 million in the U.S., $2 million in Canada and $1 million in International. For the full year 2020, $46 million of non-cash charges (pre-tax) recorded in cost of goods sold. Charges of $28 million in the U.S. and $2 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $16 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business. For each of the three months and year ended December 31, 2019, $5 million of non-cash charges (pre-tax) were recorded in cost of goods sold in the international segment for excess and obsolete inventory. For each of the three months and year ended December 31, 2019, another $3 million of charges (pre-tax) were recorded in U.S. sales for the final settlement of a multi-year customer project. Excluding those charges, adjusted gross profit for the three months ended and the year ended December 31, 2019 would have been 20.1% and 19.7%, respectively.

The company defines adjusted gross profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted gross profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses adjusted gross profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted gross profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019

Selling, general and administrative expenses	$97	$141	$449	$550
Severance and restructuring (1)	(2)	(4)	(14)	(9)
Facility closures (2)	1	-	(14)	-
Supplier bad debt and recovery of supplier bad debt (3)	-	(5)	2	(5)
Adjusted Selling, general and administrative expenses	$96	$132	$423	$536

Notes to above:

(1)

Employee severance and restructuring charges (pre-tax) associated with the company’s cost reduction initiatives were recorded in 2020 and 2019. Charges of $2 million recorded in the fourth quarter of 2020 with $1 million in each of the U.S. and International segments. Charges of $14 million were recorded in 2020 with $8 million in the U.S., $5 million in International and $1 million in Canada. In the fourth quarter of 2019, charges of $4 million were recorded with $1 million in the U.S. segment and $3 million in the International segment. For the year 2019, charges of $9 million were recorded with $6 million in the U.S. segment and $3 million in the International segment.

(2)

Sub-lease income and charges (pre-tax) for lease impairments and abandonments related to facility closures, substantially non-cash, were recorded in 2020. In the fourth quarter, $1 million of sub-lease income was recorded for an Australian property in the International segment. In 2020, a net charge of $14 million was recorded with $10 million in the International segment, $3 million in the U.S. segment and $1 million in Canada segment.

(3)	Charges (pre-tax) in 2019 related to a product claim from a foreign supplier and income (pre-tax) related to the collection of the same product claim in 2020.

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, facility closures plus the recovery of supplier bad debt. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance without regard to items that can vary substantially from company to company. The company presents adjusted SG&A because the company believes Adjusted SG&A is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019

Net (loss) income	$(5)	$(24)	$(274)	$39
Income tax (benefit) expense	(2)	5	(9)	27
Interest expense	6	9	28	40
Depreciation and amortization	5	5	20	21
Amortization of intangibles	6	9	26	42
Goodwill and intangible asset impairment (1)	-	-	242	-
Inventory-related charges (2)	12	5	46	5
Facility closures (3)	(1)	-	17	-
Severance and restructuring (4)	2	4	14	9
Increase (decrease) in LIFO reserve	1	1	(19)	(2)
Equity-based compensation expense (5)	4	4	12	16
Gain on early extinguishment of debt (6)	-	-	(1)	-
Supplier bad debt and recovery of supplier bad debt (7)	-	5	(2)	5
Gain on sale leaseback (8)	(5)	-	(5)	-
Foreign currency (gains) losses	(1)	-	2	(1)
Adjusted EBITDA	$22	$23	$97	$201

Notes to above:

(1)

Non-cash charges (pre-tax) recorded in the second quarter of 2020 for the impairment of $217 million for goodwill and $25 million for the U.S. indefinite-lived tradename asset. The goodwill impairment consisted of $177 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.

(2)

In the fourth quarter of 2020, $12 million of non-cash charges (pre-tax) recorded for excess and obsolete inventory recorded in cost of goods sold; $9 million in the U.S., $2 million in Canada and $1 million in International. For the full year in 2020, $46 million of non-cash charges (pre-tax) recorded in cost of goods sold. Charges of $28 million in the U.S. and $2 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $16 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business. For each of the three months and year ended December 31, 2019, $5 million of non-cash charges (pre-tax) were recorded in cost of goods sold in the international segment for excess and obsolete inventory.

(3)

Sub-lease income and charges (pre-tax) for lease impairments and abandonments related to facility closures, substantially non-cash, were recorded in 2020. In the fourth quarter, $1 million of sub-lease income was recorded for an Australian property in the International segment. In 2020, a net charge of $14 million was recorded with $10 million in the International segment, $3 million in the U.S. segment and $1 million in Canada segment.  Also includes $3 million of non-cash (pre-tax) charges for the write-down of assets for facilities with $1 million in the International segment and $2 million in the Canada segment, recorded in Other expense.

(4)

Employee severance and restructuring charges (pre-tax) associated with the company’s cost reduction initiatives were recorded in 2020 and 2019. Charges of $2 million recorded in the fourth quarter of 2020 with $1 million in each of the U.S. and International segments. Charges of $14 million were recorded in 2020 with $8 million in the U.S., $5 million in International and $1 million in Canada. In the fourth quarter of 2019, charges of $4 million were recorded with $1 million in the U.S. segment and $3 million in the International segment. For the year 2019, charges of $9 million were recorded with $6 million in the U.S. segment and $3 million in the International segment.

(5)	Recorded in SG&A
(6)	Charge (pre-tax) related to the purchase of the senior secured Term Loan recorded in Other, net.
(7)	Charges (pre-tax) in 2019 related to a product claim from a foreign supplier and income (pre-tax) related to the collection of the same product claim in 2020.
(8)	Income (pre-tax) recorded in Other, net with $4 million in the U.S. and $1 million in Canada.

The company defines adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	December 31, 2020
	Three Months Ended		Year Ended
	Amount	Per Share	Amount	Per Share

Net loss attributable to common stockholders	$(11)	$(0.13)	$(298)	$(3.63)
Goodwill and intangible asset impairment, net of tax (1)	-	-	234	2.85
Inventory-related charges, net of tax (2)	9	0.11	38	0.46
Facility closures, net of tax (3)	(1)	(0.01)	15	0.18
Severance and restructuring, net of tax (4)	2	0.02	12	0.15
Recovery of supplier bad debt, net of tax (5)	-	-	(2)	(0.02)
Gain on sale leaseback (6)	(4)	(0.05)	(4)	(0.05)
Increase (decrease) in LIFO reserve, net of tax	1	0.01	(15)	(0.18)
Adjusted net loss attributable to common stockholders	$(4)	$(0.05)	$(20)	$(0.24)

	December 31, 2019
	Three Months Ended		Year Ended
	Amount	Per Share	Amount	Per Share

Net (loss) income attributable to common stockholders	$(30)	$(0.37)	$15	$0.18
Inventory-related charges, net of tax (2)	5	0.06	5	0.06
Severance and restructuring, net of tax (4)	3	0.04	7	0.08
Supplier bad debt, net of tax (5)	5	0.06	5	0.06
Decrease in LIFO reserve, net of tax	-	-	(2)	(0.02)
Adjusted net (loss) income attributable to common stockholders	$(17)	$(0.21)	$30	$0.36

Notes to above:

(1)

Non-cash charges (after-tax) recorded in the second quarter of 2020 for the impairment of $215 million for goodwill and $19 million for the U.S. indefinite-lived tradename asset. The after-tax goodwill impairment consisted of $175 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.

(2)

In the fourth quarter of 2020, $9 million of non-cash charges (after-tax) recorded for excess and obsolete inventory recorded in cost of goods sold; $7 million in the U.S., $1 million in Canada and $1 million in International. For the full year in 2020, $38 million of non-cash charges (after-tax) recorded in cost of goods sold. Charges of $22 million in the U.S. and $1 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $15 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business. For each of the three months and year ended December 31, 2019, $5 million of non-cash charges (after-tax) were recorded in cost of goods sold in the international segment for excess and obsolete inventory.

(3)

Sub-lease income and charges (after-tax) for lease impairments and abandonments related to facility closures, substantially non-cash, were recorded in 2020. In the fourth quarter, $1 million of sub-lease income was recorded for an Australian property in the International segment. In 2020, a net charge (after-tax) of $13 million was recorded with $10 million in the International segment, $2 million in the U.S. segment and $1 million in the Canada segment. Also includes $2 million of non-cash (after-tax) charges for the write-down of assets for facilities in Canada, recorded in Other expense.

(4)

Employee severance and restructuring charges (after-tax) associated with the company’s cost reduction initiatives were recorded in 2020 and 2019. Charges of $2 million recorded in the fourth quarter of 2020 with $1 million in each of the U.S. and International segments. Charges of $12 million were recorded in 2020 with $6 million in the U.S., $5 million in International and $1 million in Canada. In the fourth quarter of 2019, charges of $3 million were recorded with $1 million in the U.S. segment and $2 million in the International segment. For the full year 2019, charges of $7 million were recorded with $5 million in the U.S. segment and $2 million in the International segment.

(5)	Charges (after-tax) in 2019 related to a product claim from a foreign supplier and income (pre-tax) related to the collection of the same product claim from a foreign supplier in 2020.
(6)	Income (after-tax) recorded in Other, net with $3 million in the U.S. and $1 million in Canada.

The company defines adjusted net income attributable to common stockholders (a non-GAAP measure) as net income attributable to common stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. The company presents adjusted net income attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that net income attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to adjusted net income attributable to common stockholders.

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